EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our Firm under the caption of "Experts" and to the inclusion in the Registration Statement on Form SB-2 of Chameleon Communications Technology, Inc. We also consent to the inclusion in the Registration Statement on Form SB-2 of Chameleon Communications Technology, Inc. of our report dated April 26, 2005, except for Note 5 which is as of June 14, 2005, on our audit of the balance sheets of Chameleon Communications Technology, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended.

Our report, dated April 26, 2005, except for Note 5 which is as of June 14, 2005, contains an explanatory paragraph that states that Chameleon Communications Technology, Inc. has not generated positive cash flows from operations and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Peterson Sullivan PLLC

August 12, 2005
Seattle, Washington